Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Mustang Bio, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule(1)	Amount Registered(2)	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.0001 per share	Other	3,000,000	$0.63(3)	$1,890,000	.0000927	$175.20

Total Offering Amounts					$1,890,000		$175.20
Total Fee Offsets
Net Fee Due							$175.20

(1)  Pursuant to Rules 457(c) and 457(h) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is the average of the high and low prices reported for the registrant’s Common Stock quoted on The Nasdaq Capital Market LLC on July 11, 2022.

(2)  Represents 3,000,000 additional shares reserved for issuance under the Mustang Bio, Inc. 2016 Incentive Plan, as amended (the “Plan”). Pursuant to Rule 416(a) under the Securities Act, this registration statement also covers an indeterminate number of additional shares as may be necessary to account for adjustment provisions under the Plan as a result of stock splits, stock dividends or similar transactions.